FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286173-04

Sent: Monday, October 26, 2026 10:27 AM
Subject: BMARK 2026-V24 -- New Issue Announcement (Public)(external)
Importance: High

BMARK 2026-V24 -- New Issue Announcement (Public)(external)

$682.408MM NEW ISSUE CMBS ***PUBLIC OFFERING***

Co-Lead Managers & Joint Bookrunners: Goldman Sachs & Co. LLC (str), Deutsche Bank Securities, BMO Capital Markets, Barclays, Citigroup

Co-Managers: Academy Securities & Drexel Hamilton, LLC

Offered Certificates – Public

Class	Expected Ratings MDYs/Fitch/KBRA	Size ($mm)	C/E	WAL	Cum LTV	UW NOI DY
A-1	Aaa(sf)/AAAsf/AAA(sf)	6.920	30.000%	2.27	40.4%	19.3%
A-2*	Aaa(sf)/AAAsf/AAA(sf)	243.750	30.000%	4.63	40.4%	19.3%
A-3*	Aaa(sf)/AAAsf/AAA(sf)	267.541	30.000%	4.85	40.4%	19.3%
A-S	NR /AAAsf /AAA(sf)	84.208	18.625%	4.92	47.0%	16.6%
B	NR /AA-sf/AA-(sf)	36.090	13.750%	4.93	49.8%	15.7%
C	NR /A-sf /A-(sf)	26.835	10.125%	5.01	51.9%	15.0%

* Class sizes and/or WALs subject to change as detailed in the term sheet. Possible ranges below:

Class	Expected Range of Balance(mm)	Expected Range of WAL
A-2	0.000–243.750	NAP–4.63
A-3	267.541–511.291	4.85–4.74

Collateral Summary

Initial Pool Balance:	$759,285,980
Number of Mortgage Loans:	43
Number of Mortgaged Properties:	74
Average Cut-off Date Balance:	$17,657,813
WA Mortgage Rate:	6.89002%
WA Rem. Term to Maturity/ARD (mos):	58
WA Rem. Amortization Term (mos):	344
WA Cut-off Date LTV Ratio:	57.7%
WA Maturity Date/ARD LTV Ratio:	57.1%
WA UW NCF DSCR:	1.76x
WA Debt Yield on Underwritten NOI:	13.5%

Property Types:	Property Types: Retail (25.1%), Office (22.4%), Hospitality (12.7%), Self Storage (10.7%), Multifamily (9.9%), Manufactured Housing (7.7%), Mixed Use (7.7%), Other (2.1%), Industrial (1.7%)

Top 5 States:	NY (25.6%), NC (11.8%), FL (11.1%), DC(9.9%), TN (8.9%)

Risk Retention:	L-shape
Master Servicer:	Trimont LLC
Special Servicer:	Argentic Services Company LP
Operating Advisor:	BellOak, LLC
Directing Holder:	Argentic Securities Income USA 2 LLC
Trustee:	Computershare Trust Company, NA
Cert. Administrator:	Computershare Trust Company, NA

Anticipated Timing

Rating Agency Presales:	To Follow
Anticipated Pricing:	Week of October 26
Anticipated Settlement:	November 13, 2026

Term Sheet

Attached

Preliminary Prospectus

Attached

Annex A-1

Attached

Third Party Passwords

Bloomberg

DN: BMARK 2026-V24

PW: BMARKV24

Intex

DN: BMK26V24

PW: s3b3270k2l27u87pz

Trepp

DN: BMARK 2026-V24

PW: BMARKV24

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-286173) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Note that documents transmitted by e-mail may be altered or changed during the process of transmission and neither the issuer, Goldman Sachs nor any of their affiliates accept liability or responsibility for any alteration or change. Use of e-mail is at your own risk and it is important for you to protect against viruses.

Information, if any, contained herein or that we may otherwise provide to you regarding investor demand in the offering speaks only as of the time it is provided. Such information may be based on indications of interest that are subsequently amended or withdrawn. Also, the amount of securities, if any, allocated to an investor may be less than the amount for which the investor indicated interest in the offering. Note too that the aggregate amount of securities distributed in initial investor allocations may be less than the total amount of securities underwritten in the offering.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information is subject to change, completion or amendment from time to time. It does not purport to be a complete description of these securities or the offering. Please refer to the offering circular for a complete description. Any investment decision with respect to the securities should be made by you based upon the information contained in the offering memorandum relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s).

This communication relates to an offering of securities that is exempt from the registration requirements of the Securities Act of 1933. You agree that you will not distribute or provide this information to any other person. Investors are urged to read the offering memorandum relating to these securities because it contains important information regarding the offering that is not included herein. A copy of the offering circular for the offering can be obtained from your Goldman Sachs sales person or Goldman Sachs & Co., 200 West St, New York, NY 10282 Attention: Prospectus Department (1-866-471-2526) or by email to prospectus-ny@gs.com.

This information is not an offer, recommendation, general solicitation or offering confirm of terms. No representation of accuracy or completeness is made or that you will achieve returns indicated. Assumption changes may materially impact returns. Price or availability may change without notice. Past performance is not indicative of future results. GS may have a position in any subject investment.

This information is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted

The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.

© Copyright 2026 Goldman Sachs. All rights reserved. See http://www.gs.com/disclaimer/email-salesandtrading.html for important risk disclosure, order handling practices, conflicts of interest and other terms and conditions relating to this e-mail and your reliance on information contained in it, as well as http://www.gs.com/disclaimer/ipo/ for prospectuses for recent initial public offerings to which this message may relate. This message may contain confidential or privileged information. If you are not the intended recipient, please advise us immediately and delete this message. See http://www.gs.com/disclaimer/email/ for further information on confidentiality and the risks of non-secure electronic communication. If you cannot access these links, please notify us by reply message and we will send the contents to you.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.